ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1995-1
$ 252,234,680 6.00% Auto Receivables Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97   5,352,619     909,019     123,430    1.34%    3,630,611    3.29%
 Feb-97   6,000,249     947,290     119,388    1.37%    2,995,677    2.87%
 Mar-97   5,185,533     808,584     231,039    2.79%    3,108,655    3.12%
 Apr-97   5,891,083     778,633     180,811    2.32%    2,382,708    2.55%
 May-97   5,254,371     732,901     101,001    1.37%    1,888,524    2.14%
 Jun-97   4,939,127     713,775     108,371    1.56%    1,977,312    2.38%
 Jul-97   5,046,992     642,238      34,136    0.52%    2,069,441    2.65%
 Aug-97   4,949,137     668,489      94,662    1.55%    1,916,321    2.62%
 Sep-97   4,421,545     570,113      36,986    0.65%    2,011,110    2.93%
 Oct-97   4,554,170     562,715     101,343    1.90%    1,996,839    3.11%
 Nov-97   4,348,227     528,762      20,027    0.40%    1,624,709    2.72%
 Dec-97   3,537,320     449,047      40,320    0.86%    1,850,174    3.29%
        ____________ ___________ ___________
 Totals  59,480,375   8,311,565   1,191,515

  ** The date represents the month of the Distribution date, the informat is from activity of the previous month.